Exhibit 5

Thomas J. Craft, Jr., P.A.
11000 Prosperity Farms Road, Suite 101
Palm Beach Gardens, FL 33401
Phone: 561-543-2233

June 6, 2005
U.S. Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re:	Calypso Wireless, Inc.
Commission File No. 1-8497
Registration Statement on Form S-8

Gentlemen:

I have been requested by Calypso Wireless, Inc.(the "Registrant") to furnish an opinion as to matters hereinafter set forth in connection with this registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"), covering a total of 90,000 shares of common stock to be registered under the Registrant's 2005 Employee Benefit Plan.

In connection with this opinion, I have reviewed the filings of the Registrant incorporated by reference in this registration statement and have determined that the Registrant is current in its reporting requirements under the Securities Exchange Act of 1934. I have also reviewed other documents of the Registrant and have further determined that the shares when issued will have been legally issued, fully paid and non-assessable. Further, the Registrant has duly authorized the issuance of the shares and the filing of this registration statement on Form S-8 under the Act. I hereby consent to the inclusion of this opinion in the registration statement on Form S-8 being duly filed with the Securities and Exchange Commission.

Very truly yours,

/s/ Thomas J. Craft, Jr., P.A.
Thomas J. Craft, Jr., P.A.